Exhibit 99.1

LMP Automotive Holdings, Inc. Engages KPMG as its Independent Auditor for Fiscal Year 2021 and Provides Outlook and Updates on its M&A, Corporate and Other Activities

February 11, 2021

FORT LAUDERDALE, FL / GLOBE NEWSWIRE / February 11, 2021/ LMP Automotive Holdings, Inc. (NASDAQ: LMPX) (the "Company" or “LMP”), an e-commerce and facilities-based platform for consumers who desire to buy, sell, subscribe to or finance pre-owned and new automobiles, today announced it has engaged KPMG LLP (“KPMG”) as its independent auditor for the Company’s fiscal year ending December 31, 2021 and is providing outlook and updates on its M&A, corporate and other activities.

Evan Bernstein, LMP’s Chief Financial Officer, stated, "Given LMP’s M&A and capital markets strategies and the upcoming closings of our stage 1 acquisitions, the Company has decided it was an appropriate time to transition to a Big 4 accounting firm.  LMP has selected KPMG based on its industry expertise, diversity, and reach. The upcoming closings of our stage 1 acquisitions, which consist of 13 dealerships, including 12 new vehicle franchises, and 6 parcels of dealership real estate totaling approximately 67 acres in 3 Southeast states, are expected to add revenue in the range of $510,000,00 to $540,000,000 and $20,600,000 to $21,000,000 in net income or $1.89 to $1.92 per share in 2021 on an annualized basis, based on an expected 10.9 million shares outstanding post-closing.”

Richard Aldahan, LMP’s Chief Operating Officer, added, “The Company expects to close our stage 1 acquisitions in the coming weeks. These partnerships significantly expand our inventory on our proprietary e-commerce platform as well as our sales and fulfillment footprint in some of the fastest growing regions in the market. Importantly, we will also have more cost-efficient e-commerce fulfillment, reconditioning, and service capacity. We will also increase our vehicle storage capacity by approximately 6,000 units. Our e-commerce systems are already staged to synchronize inventory with all of the acquired dealerships, enabling us to significantly increase inventory on both our lmpmotors.com website and mobile app shortly after the close. LMP plans to expedite and expand the roll-out of the Company’s hybrid e-commerce home delivery, site-to-store, and ship-from-store delivery strategy, expand our free delivery radius by cutting out multiple legs of costly transportation, logistics and reconditioning costs, thus increasing margins and enhancing profitability as we build on our historical success.”

“I would also like to add that LMP and Atlantic Automotive Group have mutually agreed to terminate their acquisition agreements, which the Company had announced on January 13, 2021, primarily due to contiguous dealership location matters that the parties could not overcome. Atlantic Automotive Group has agreed to pay a portion of LMP’s transaction costs. Atlantic Automotive Group was designated in our stage 2 acquisitions that was encompassed by our previously announced $660M Syndicated Senior Credit Facilities Arrangement on December 10, 2020. LMP believes it can deploy capital more efficiently at significantly lesser multiples of income than what it was paying for Atlantic Automotive Group. We are in the process of considering other alternative strategic transactions in our stage 2 acquisition plan, including mergers,” Mr. Aldahan concluded.

ABOUT LMP AUTOMOTIVE HOLDINGS, INC. – “BUY, SUBSCRIBE, SELL AND REPEAT.”

LMP Automotive Holdings, Inc. (NASDAQ: LMPX) describes its business model as “Buy, Subscribe, Sell and Repeat.” This means that we “Buy” pre-owned automobiles primarily through auctions or directly from other automobile dealers, and new automobiles from manufacturers and manufacturer distributors. We “Subscribe” the automobiles to our customers by allowing them to enter into our subscription plan for automobiles in which customers have use of an automobile for a minimum of thirty (30) days. LMP’s vehicle subscription membership includes monthly swaps and offers the flexibility to return the vehicle without penalty, upgrade your vehicle to a more premium model or downgrade for a lesser cost model when you like. We “Sell” our inventory, including automobiles previously included in our subscription programs, to customers as well, and then we “Repeat” the whole process.

Investor Relations:

LMP Automotive Holdings, Inc.

500 East Broward Boulevard, Suite 1900

Fort Lauderdale, FL 33394

investors@lmpah.com

For more information visit: https://lmpmotors.com/.

FORWARD-LOOKING STATEMENTS:

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements include, but are not limited to, any statements relating to our expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” will,” the negatives thereof and other words and terms of similar meanings. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition, and stock value. Factors that could cause actual results to differ materially from those currently anticipated include: our dependence upon external sources for the financing of our operations; our ability to effectively executive our business plan; our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our services and platform; our ability to manage the growth of our operations over time; our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others; our ability to maintain relationships with existing customers and automobile suppliers, and develop relationships; and our ability to compete and succeed in a highly competitive and evolving industry; as well as other risks described in our SEC filings. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions, or circumstances on which any such statement is based, except as required by law.

SOURCE: LMP Automotive Holdings, Inc.